EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE ON PRIMARY
                           AND FULLY DILUTED BASES
                             (Unaudited)

                Eli Lilly and Company and Subsidiaries

                                 Three Months      Six Months
                                 Ended June 30,  Ended June 30,
                                 1994    1993      1994   1993
                                 ------------------------------
                              (Dollars in millions except per-share data)
                                        (Shares in thousands)
PRIMARY:

Net income                      $346.6  $346.8   $677.3  $ 709.4

Average number of common shares
   outstanding                 289,259 292,686  289,336  292,687

Add incremental shares:
  Stock plans and contingent
      payments                   2,352     853    2,030      896

Adjusted average shares        291,611 293,539  291,366  293,583

Primary earnings per share       $1.19   $1.18    $2.32    $2.42



FULLY DILUTED:

Net income                      $346.6  $346.8   $677.3   $709.4


Average number of common shares
   outstanding                 289,259 292,686  289,336  292,687

Add incremental shares:
  Stock plans and contingent
      payments                   2,840     860    2,593      898

Adjusted average shares        292,099 293,546  291,929  293,585


Fully diluted earnings per share $1.19   $1.18    $2.32    $2.42

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